UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  August 11, 2008

ANDOVER MEDICAL, INC.

(Exact name of registrant as
specified in its charter)

Delaware	333-142387	51-0459931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Turnpike Street, Ste. 204 N. Andover, MA		01845
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone
number, including area
code: (978) 557-1001

N/A

(Former name or former address, if changed
since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01.          Entry Into  A Material Definitive Agreement.

The information indicated under item 3.02  below is incorporated by reference into this item 1.01

Item 3.02.          Unregistered Sales of Equity Securities.

As of August 11, 2008 (the “Closing Date”), Andover Medical, Inc. (the “Company”) completed the sale of an aggregate of 1,000 Units at a price of $1,000 per Unit to one existing institutional investor, for a total offering price of $1,000,000 (the “Offering”).  Each Unit consists of  one share of Series E Convertible Preferred Stock of the Company (“Series E Preferred Stock”), convertible at the holder’s option into 2,857 shares of common stock, $.001 par value at $0.35 per share, or an aggregate of 2,857,143 shares of Common Stock (the “Underlying Common Stock”).  The Series E Preferred Stock entitles the holders to cumulative cash dividends of 8% per annum accrued in arrears on the face value of $1,000 per share.  The holders of a majority of the Series E Preferred Stock, voting together with the holders of the Series D Preferred Stock as single class, shall be entitled to nominate and elect a majority of the Company’s Board of Directors until 50% of the Series E Preferred Stock has been redeemed or converted into Common Stock.  The shares of Series E Preferred Stock shall otherwise entitle the holder to vote on an as-if converted basis together with the holders of Common Stock.  The Series E Preferred Stock ranks on parity with the outstanding Series A, B and D Preferred Stock.

The conversion price of the Series E Preferred Stock, as well as the exercise price of the Class F, G and H Warrants, described below, are subject to “full ratchet” anti-dilution protection, subject to certain exemptions including the issuance of shares or options to the Company’s management not to exceed 10% of the shares of Common Stock outstanding on a partially diluted basis including shares underlying then outstanding Preferred Stock.

Upon liquidation, dissolution or winding up of the Company, each share of Series E Preferred Stock entitles the holder to a liquidation preference of $1,000 per share in preference to distributions, if any, to the holders of Common Stock and pari passu with the holders of Series A, B and D Preferred Stock.

The holders of Preferred Stock have the option on August 11, 2010, to either convert its shares into Common Stock or redeem each share at face value plus all accrued and unpaid dividends.  The holders of the Series E Preferred Stock have a lien on all of the Company’s properties and assets pursuant to the Security Agreement entered into on March 28, 2008 with the same investor.

For every share of Underlying Common Stock issuable, the Company issued to the holders of Series E Preferred Stock: (i) one Class F Common Stock Purchase Warrant (“F Warrant”) to purchase three (3) shares of Common Stock, or an aggregate of 8,571,429 shares exercisable for a period of ten (10) years expiring August 11, 2018 at a price of $0.35 per share; one Class G Common Stock Purchase Warrant (“G Warrant”) to

purchase one (1) share of Common Stock, or an aggregate of 2,857,143 shares, exercisable for a ten-year period expiring August 11, 2018 at a price of $.40 per share; and one (1) Class H Common Stock Purchase Warrant (“H Warrant”) to purchase one (1) share of Common Stock, or an aggregate of 2,857,143 shares, exercisable for a ten-year period expiring August 11, 2018 at a price of $.45 per share.

The Company intends to use the proceeds of the offering for working capital and any potential acquisitions.

There were no underwriters or placement agents involved.  No underwriting discounts or commissions were paid by the Company in connection with the Offering.

The Company claimed exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D promulgated thereunder in reliance upon the investor’s subscription agreement.

The securities sold in the Offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report is not being used for the purpose of conditioning the market in the United States for any of the securities offered or sold.

Item 9.01.          Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Designation of Series E Preferred Stock

4.1	Securities Purchase Agreement dated August 11, 2008 by and between Andover Medical, Inc. and Vicis Capital Master
Fund.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2008	ANDOVER MEDICAL, INC.

	By:	/s/ Edwin A. Reilly
	Name:	Edwin A. Reilly
	Title:	Chief Executive Officer.